Exhibit 10.32

Restoration Robotics, Inc.

1383 Shore Bird Way

Mountain View, CA 94043

650-965-3612

September 4, 2008

Gabe Zingaretti

Dear Gabe:

On behalf of Restoration Robotics, Inc. (the “Company”). I am pleased to offer you the position of Senior Software Engineer, reporting to Shehrzad Qureshi, the Company’s Director of Software Engineering.

1. Compensation. In this exempt position, you will earn a starting annual salary of $140,000, subject to applicable tax withholding. Your salary will be payable biweekly in accordance with the Company’s regular payroll policy.

2. Employee Benefits.

a. Paid Time Off. You will be eligible to accrue paid vacation at the full-time rate of ten (10) hours per calendar month, up to a maximum accrual of 240 hours. In addition, you will be eligible to accrue paid sick leave at the rate of 5 hours per calendar month, up to a maximum of 80 hours.

b. Group Plans. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other similarly situated employees, including medical, dental, vision, life insurance, Section 125 flexible benefits, and 401(k) retirement plans, subject to any eligibility requirements imposed by such plans.

3. Equity Award.

a. Stock Option. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you a stock option (the “Option”) to purchase 50,000 shares of the Company’s Common Stock with an exercise price equal to the fair market value on the date of the grant. The Option shares will vest at the rate of 1/4th of the total number of shares on the first anniversary of your employment start date and 1/48th of the total number of shares each month thereafter. Vesting will, of course, depend on your continued employment with the Company. The Option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s 2005 Stock Plan and the Stock Option Agreement between you and the Company.

4. Pre-employment Conditions.

a. Confidentiality Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

b. Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your Start Date, or our employment relationship with you may be terminated.

c. Verification of Information. This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for employment. By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information. You have a right to review copies of any public records obtained by the Company in conducting this verification process unless you check the box below.

5. No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

6. General Obligations. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. Please note that the Company is an equal opportunity employer. The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law. Any questions regarding this EEO statement should be directed to Human Resources.

7. At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by the Chief Executive Officer of the Company.

We are pleased to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Agreement, on or before September 5, 2008. The Company requests that you begin work in this new position on or before September 22, 2008. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter will be governed by the laws of California, without regard to its conflict of laws provisions. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company.

Very truly yours,

RESTORATION ROBOTICS, INC.

By:	/s/ Mohan Bodduluri
Name:	Mohan Bodduluri
Title:	VP, R&D

ACCEPTED AND AGREED:

Gabriole Zingaretti Signature

09/04/2008 Date

GZ I hereby waive my right to receive any public records as described above.

Attachment A: Confidential Information and Invention Assignment Agreement

Attachment A

Confidential Information and Invention Assignment Agreement

CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

As a condition of my becoming employed (or my employment being continued) by or retained as a consultant (or my consulting relationship being continued) by Restoration Robotics, Inc., a Delaware corporation (“Restoration Robotics”) or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment or consulting relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1. Employment or Consulting Relationship. I understand and acknowledge that this Agreement does not alter, amend or expand upon any rights I may have to continue in the employ of, or in a consulting relationship with, or the duration of my employment or consulting relationship with, the Company under any existing agreements between the Company and me or under applicable law. Any employment or consulting relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”

2. Duties. I will perform for the Company such duties as may be designated by the Company from time to time. During the Relationship, I will devote my best efforts to the interests of the Company and will not engage in other employment or in any activities detrimental to the best interests of the Company except as specifically provided in the Relationship or without the prior written consent of the Company; provided that, the Company acknowledges and agrees that I will continue to participate in those activities in which I am already engaged, including without limitation, serving as an expert or consultant in connection with litigation matters, designing, filing and licensing to third parties patents and other intellectual property for technologies unrelated to cosmetic and reconstructive surgery and participating in activities that maintain and improve my reputation and credibility as an expert in your field; provided further, that such activities shall not interfere with my duties and obligations as an officer of the Company.

3. At-Will Relationship. I understand and acknowledge that my Relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability.

4. Confidential Information.

(a) Company Information. I agree at all times during the term of my Relationship with the Company and thereafter to hold in strictest confidence and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential

Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me and within the field of cosmetic and reconstructive surgery during the period of the Relationship, whether or not during working hours. Confidential Information shall exclude, and my obligations under this Agreement shall not apply to, information which:

(i)	is in the public domain or is generally known or available;

(ii)	hereafter becomes part of the public domain or is generally known or available through no violation of this Agreement or any other duty or agreement of confidentiality;

(iii)	was known to me or in my possession prior to Company’s disclosure hereunder;

(iv)	is, to my knowledge, lawfully acquired by me from any third party not bound by an obligation of confidence to the Company;

(v)	is independently developed by or for me without using the Confidential Information of the Company; or

(vi)	is required to be disclosed by me pursuant to judicial action or governmental regulations or other legal requirements; provided, however, that in such circumstances, I shall reasonably notify Company in writing prior to making such disclosure and shall cooperate with Company (at Company’s expense) in the event that the Company elects to contest and avoid such disclosure.

(d) Prior Obligations. I represent that my performance of all terms of this Agreement as an employee or consultant of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior or subsequent to the commencement of my Relationship with the Company, and I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any previous client, employer or any other party.

(e) Third Party Information. I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

5. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate to any of the Company’s proposed businesses, products or research and development, and which have not been assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If, in the course of my Relationship with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to Restoration Robotics, will hold in trust for the sole right and benefit of Restoration Robotics, and hereby assign to Restoration Robotics, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of my Relationship with the Company (collectively referred to as “Inventions”) that are related to the field of cosmetic and reconstructive surgery (the “Assigned Scope”), except as specifically provided herein. I further acknowledge that all Inventions which are made by me (solely or jointly with others) within the Assigned Scope and during the period of my Relationship with the Company are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary (if I am an employee) or by such amounts paid to me under any applicable consulting agreement or consulting arrangements (if I am a consultant), unless regulated otherwise by the mandatory law of the state of California.

(c) Maintenance of Records. I agree to keep and maintain reasonably adequate and current written records of all Inventions within the Assigned Scope made by me (solely or jointly with others) during the term of my Relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. I agree to return all such records (including any copies thereof) to Restoration Robotics at the time of termination of my Relationship with the Company as provided for in Section 6.

(d) Patent and Copyright Rights. I agree to assist Restoration Robotics, or its designee, at its expense, in every proper way to secure Restoration Robotics’, or its designee’s, rights in the Elected Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to Restoration Robotics or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which Restoration Robotics or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to Restoration Robotics or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Elected Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If Restoration Robotics or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to Restoration Robotics or its designee as above, then I hereby irrevocably designate and appoint Restoration Robotics and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to Restoration Robotics or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all Elected Inventions assigned to Restoration Robotics or such designee.

(e) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to Restoration Robotics do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet such provisions and are not otherwise disclosed on Exhibit A.

6. Company Property; Returning Company Documents. I acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored company files, e-mail messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I agree that, at the time of termination of my Relationship with the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns. In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C; however, my failure to sign and deliver the Termination Certificate shall in no way diminish my continuing obligations under this Agreement.

7. Notification to Other Parties.

(a) Employees. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

(b) Consultants. I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.

8. Solicitation of Employees, Consultants and Other Parties. I agree that during the term of my Relationship with the Company, and for a period of twenty-four (24) months immediately following the termination of my Relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, during my Relationship with the Company and at any time following termination of my Relationship with the Company for any reason, with or without cause, I shall not use any Confidential Information of the Company to attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

9. Representations and Covenants.

(a) Facilitation of Agreement. I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.

(b) Conflicts. I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Company. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c) Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

10. General Provisions.

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(e) Survival. The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(f) Remedies. Company and I acknowledge and agree that violation of this Agreement by either Party may cause the non-violating Party irreparable harm, and therefore the Parties agree that the non-violating Party will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other rights or remedies that the non-violating Party may have for a breach of this Agreement.

(g) ADVICE OF COUNSEL. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

The parties have executed this Agreement on the respective dates set forth below:

COMPANY:

Restoration Robotics, Inc.

By:	/s/ Michael Herrick

Name:	Michael Herrick

Title:	Director, HR

Date:	5/8/17

1383 Shore Bird Way

Mountain View, CA 94043

EMPLOYEE:

Gabe Zingaretti
an Individual:

/s/ Gabe Zingaretti
Signature

Date:

Address:

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED UNDER SECTION 5

Country	Title	Registration No.	Application No.

        No inventions or improvements

        Additional Sheets Attached

Signature of Employee/Consultant:

Print Name of Employee/Consultant:                                                                          Date:

EXHIBIT B

Section 2870 of the California Labor Code is as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

TERMINATION CERTIFICATION

This is to certify that, to my knowledge, I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Restoration Robotics, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twenty-four (24) months from the date of this Certificate, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, I shall not at any time use any Confidential Information of the Company to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)

RESTORATION ROBOTICS, INC.

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement between Restoration Robotics, Inc. (the “Company”) and Gabe Zingaretti (“Employee”) dated September 4, 2008 (the “Agreement”) is made and effective as of December 12, 2013 between the Company and Employee (the “Amendment”).

WHEREAS, the Company has entered into the Agreement with Employee; and

WHEREAS, the Company and Employee wish to amend the Agreement upon and subject to the terms and conditions contained herein.

NOW, THEREFORE, the Company and Employee agree that the Agreement shall be amended as follows:

Amendment. A new Section 8(A) shall be added to the Agreement to read as follows:

“8. Severance: Accelerated Vesting.

(a) In the event your employment is terminated without “Cause” (as defined in the Company’s 2005 Stock Plan) or you resigned for “Good Reason” (as defined below), you will be entitled to receive as severance: (i) a total of two months of continued base salary and benefits if the termination occurs after September 4, 2013 and before September 4, 2014, (ii) a total of four months of continued base salary and benefits if the termination occurs on or after September 4, 2014 and before September 4, 2015, and (iii) a total of six months of continued base salary and benefits if the termination occurs on or after September 4, 2015.

(b) In addition, if your employment is terminated without “Cause” or you resigned for “Good Reason” in connection with or during the one-year period following a Change of Control (as defined in the Company’s 2005 Stock Plan), then 100% of the then unvested shares under the Option shall vest immediately.

(c) For purposes of this Agreement, your voluntary resignation will be deemed to be for “Good Reason” if it results from any of the following: (i) without your express written consent, the significant reduction of your duties, authority or responsibilities (taken as a whole), relative to your duties, authority or responsibilities as in effect immediately prior to such reduction: (ii) a material reduction by the Company, without your express written consent, in your base salary as in effect immediately prior to such reduction (other than in connection with a general reduction of base salaries applicable to all employees in similar positions); (iii) a material reduction by the Company, without your express written consent, in the kind of level of employee benefits to which you were entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced (other than in connection with a general reduction of benefits applicable to all employees in similar positions); (iv) the relocation of your primary work location to a facility or a location more than 50 miles from your then present location, without your express written consent; or (v) the failure of the Company to obtain the assumption of this Agreement by any successors.

(d) In all cases, the foregoing several and acceleration of vesting benefits shall be subject to your execution of a general release of claims in form and substance reasonable satisfactory to the Company.”

1. Full Force and Effect. To the extent not expressly amended hereby, the Agreement remains in full force and effect.

2. Entire Agreement. This Amendment, together with the Agreement (to the extent not amended hereby) and all exhibits thereto represent the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the parties with respect to the subject matter herein.

3. Governing Law. This Amendment shall be governed by and construed and interpreted under the laws of the State of California without reference to conflicts of law principles.

4. Modification. This Amendment may not be altered, amended or modified in any way except by written consent of the Company and Employee. Waiver of any term or provision of this Amendment or forbearance to enforce any term or provision by any party shall not constitute a waiver as to any subsequent breach or failure of the same term or provision or a waiver of any other term or provisions of this Amendment.

5. Counterparts. This Amendment may be executed in counterparts, each of which shall be declared an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Amendment has been entered into as of the date first set forth above.

RESTORATION ROBOTICS, INC.

By:	/s/ James McCollum
Name: James McCollum
Title Chief Executive Officer

EMPLOYEE

By:	/s/ Gabe Zingaretti
Name: Gabe Zingaretti

EXHIBIT B

CHANGE OF CONTROL AND SEVERANCE PLAN

•	Eligibility: All Vice President level employees upon hiring or promotion to such position.

•	Change of Control Benefit: Full acceleration of all unvested options if terminated without “cause” or resignation for “good reason” within 12 months of a change of control event. Applies to all option grants.

•	Severance Benefit: Lump sum cash payment and continuation of benefit in an amount and time dependent on time as service as Vice President

•	Lump sum payment of 2 months’ salary and 2 months continuation of company sponsored benefits if provided service as Vice President for at least 12 months but less than 24 months

•	Lump sum payment of 4 months’ salary and 4 months continuation of company sponsored benefits if provided service as Vice President for at least 24 months but less than 36 months

•	Lump sum payment of 6 months’ salary and 6 months continuation of company sponsored benefits if provided service as Vice President for 36 months or greater

Approved in the Apr 10, 2014 BOD Meeting

8